Exhibit 99.1



[SPRINT - TOGETHER WITH NEXTEL LOGO]

                                          News Release

                                            Sprint Nextel Corporation
                                            2001 Edmund Halley Drive
                                            Reston, Va. 20191



                                                                Media Contact:
                                                   Scott Stoffel, 913-794-3603
                                               scott.e.stoffel@mail.sprint.com

                                                   Investor Relations Contact:
                                                     Kurt Fawkes, 913-794-1140
                                                 kurt.e.fawkes@mail.sprint.com


                 SPRINT NEXTEL DECLARES THIRD QUARTER DIVIDENDS



RESTON, Va. - August 15, 2005 - Sprint Nextel Corporation (NYSE: S) today announced that its board of directors has declared third quarter dividends for Sprint Nextel Common Stock. A dividend of 2.5 cents per share is payable Sept. 30, 2005, to shareholders of record at the close of business on Sept. 9, 2005.

The quarterly cash dividend was adjusted - Sprint previously paid 12.5 cents per share to FON Common Stock shareholders on a quarterly basis - to reflect Sprint's merger with Nextel Communications Inc., and was set at a level consistent with the aggregate amount of dividends that Sprint Nextel's local telecommunications business is expected to pay its shareholders following the completion of its planned spin-off into a separate Fortune 400 company. Sprint Nextel will continue to evaluate its dividend policy in the context of its growth prospects and cash requirements.

In anticipation of the upcoming filings with various state regulators relating to the spin-off, the Sprint Nextel board of directors has also announced plans with respect to the expected initial capital structure for the local business at the time of the spin-off, which is expected to be completed within nine to 12 months. The Sprint Nextel board expects that the local business will have approximately $7.25 billion of debt when the spin-off is completed. The expected annual cash dividend will be roughly $300 million. Sprint Nextel believes that this proposed capital structure and dividend policy will result in the local business having financial characteristics consistent with companies that have been rated "investment grade" by major ratings agencies.


About Sprint Nextel

Sprint Nextel offers a comprehensive range of wireless and wireline communications services to consumer, business and government customers. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two robust wireless networks offering industry leading
mobile  data  services;   instant



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national and international push-to-talk  capabilities;  and an award-winning and global Tier 1 Internet backbone. For more information, visit www.sprint.com.

"Safe Harbor"  Statement under the Private  Securities  Litigation Reform Act of
1995

A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments, in particular, information regarding the combined company, and the local telecommunications business to be spun off, including the expected capital structure and financial characteristics of the local telecommunications business. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters. Such risks and uncertainties include: competitive conditions and market acceptance of Sprint Nextel's products and services, economic conditions in targeted markets, performance of our technologies, timely development and delivery of new technologies, access to sufficient capital to meet financing needs, actions by regulatory agencies, and the risks that have been described from time to time in Sprint's and Nextel's respective reports filed with the SEC, including each company's annual report on Form 10-K for the year ended December 31, 2004 as amended, and their respective quarterly reports on Form 10-Q filed in 2005. This document speaks only as of its date, and Sprint Nextel disclaims any duty to update the information herein.